Exhibit 16.1

Rosen Seymour Shapss Martin & Company LLP

757 Third Avenue

New York, New York 10017

December 31, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

RE: FORM 8-K

We have read the statements that we understand Corporate Resource Services Inc. will include under Item 4.01 of the Form 8-K report it will file with the Securities and Exchange Commission regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with the other statements made under Item 4.01.

Very truly yours,

/s/Rosen Seymour Shapss Martin & Company LLP

Rosen Seymour Shapss Martin & Company LLP

Certified Public Accountants